Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $45.1 Million, or $1.30 Per Diluted Share, for First Quarter 2025;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - April 16, 2025 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $45.1 million, or $1.30 per diluted share, for the first quarter of 2025, compared to $46.4 million, or $1.34 per diluted share, for the preceding quarter and $37.6 million, or $1.09 per diluted share, for the first quarter of 2024. Net interest income was $141.1 million in the first quarter of 2025, compared to $140.5 million in the preceding quarter and $133.0 million in the first quarter a year ago. The increase in net interest income compared to the preceding quarter reflects an overall increase in the yield on interest-earning assets and a decrease in funding costs, partially offset by a decrease in the average balance of interest-earning assets. The increase in net interest income compared to the prior year quarter reflects an increase in both the yield and average balance of interest-earning assets, partially offset by an increase in funding costs. First quarter 2025 results included a $3.1 million provision for credit losses, compared to $3.0 million in the preceding quarter and $520,000 in the first quarter of 2024.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share payable May 9, 2025, to common shareholders of record on April 29, 2025.
“Banner’s first quarter operating results reflect the continued successful execution of our super community bank strategy, which emphasizes growing new client relationships, maintaining our core funding position, promoting client loyalty and advocacy through our responsive service model, and sustaining a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the first quarter of 2025 benefited from our solid year over year loan growth as well as net interest margin expansion during the first quarter as a result of higher yields on interest-earning assets and lower funding costs. This benefit was partially offset by lower non-interest income and increased non-interest expense. The investments we have made and continue to make to improve our operating performance have positioned Banner well for the future. Additionally, Banner’s credit metrics continue to be strong, our reserve for loan losses remained solid, and our capital base continues to be robust. We continue to benefit from a strong core deposit base that has been resilient in a highly competitive environment, with core deposits representing 89% of total deposits at quarter end. Banner has upheld its core values for the past 134 years, which are to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide consistent and reliable strength through all economic cycles and change events.”
At March 31, 2025, Banner, on a consolidated basis, had $16.17 billion in assets, $11.28 billion in net loans and $13.59 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - First Quarter 2025 Results
April 16, 2025

First Quarter 2025 Highlights
•Net interest margin, on a tax equivalent basis, was 3.92%, compared to 3.82% in the preceding quarter and 3.74% in the first quarter a year ago.
•Revenue was $160.2 million for the first quarter of 2025, compared to $160.6 million in the preceding quarter and increased 11% from $144.6 million in the first quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $159.9 million in the first quarter of 2025, compared to $160.1 million in the preceding quarter and increased 6% from $150.4 million in the first quarter a year ago.
•Net interest income was $141.1 million in the first quarter of 2025, compared to $140.5 million in the preceding quarter and increased 6% from $133.0 million in the first quarter a year ago.
•Mortgage banking operations revenue was $3.1 million for the first quarter of 2025, compared to $3.7 million in the preceding quarter and $2.3 million in the first quarter a year ago.
•Return on average assets was 1.15% for both the current and preceding quarter and 0.97% in the first quarter a year ago.
•Net loans receivable increased to $11.28 billion at March 31, 2025, compared to $11.20 billion at December 31, 2024, and increased 5% compared to $10.72 billion at March 31, 2024.
•Non-performing assets were $42.7 million, or 0.26% of total assets, at March 31, 2025, compared to $39.6 million, or 0.24% of total assets, at December 31, 2024 and $29.9 million, or 0.19% of total assets, at March 31, 2024.
•The allowance for credit losses - loans was $157.3 million, or 1.38% of total loans receivable, as of March 31, 2025, compared to $155.5 million, or 1.37% of total loans receivable, as of December 31, 2024 and $151.1 million, or 1.39% of total loans receivable, as of March 31, 2024.
•Total deposits increased to $13.59 billion at March 31, 2025, compared to $13.51 billion at December 31, 2024, and increased 3% compared to $13.16 billion at March 31, 2024.
•Core deposits represented 89% of total deposits at March 31, 2025.
•Dividends paid to shareholders were $0.48 per share in the quarter ended March 31, 2025.
•Common shareholders’ equity per share increased 3% to $53.16 at March 31, 2025, compared to $51.49 at the preceding quarter end, and increased 10% from $48.39 at March 31, 2024.
•Tangible common shareholders’ equity per share* increased 4% to $42.27 at March 31, 2025, compared to $40.57 at the preceding quarter end, and increased 13% from $37.40 at March 31, 2024.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $141.1 million in the first quarter of 2025, compared to $140.5 million in the preceding quarter and $133.0 million in the first quarter a year ago. Net interest margin, on a tax equivalent basis, increased 10 basis points to 3.92% for the first quarter of 2025, compared to 3.82% in the preceding quarter, and increased 18 basis points compared to 3.74% in the first quarter a year ago. Net interest margin for the current quarter, compared to the preceding quarter, benefited from decreased funding costs and higher yields on interest earning assets.
Average yields on interest-earning assets increased four basis points to 5.35% for the first quarter of 2025, compared to 5.31% for the preceding quarter, and increased 19 basis points compared to 5.16% in the first quarter a year ago, primarily due to increases in average loan yields. Average loan yields increased five basis points to 6.07%, compared to 6.02% in the preceding quarter, and increased 20 basis points compared to 5.87% in the first quarter a year ago. The increase in average loan yields during the current quarter primarily reflects new loans being originated at higher interest rates and adjustable rate loans repricing higher.
Total deposit costs decreased six basis points to 1.47% in the first quarter of 2025, compared to 1.53% in the preceding quarter, and increased 10 basis points compared to 1.37% in the first quarter a year ago. The decrease in deposit costs in the current quarter compared to the prior quarter was primarily due to the lagging effect of interest rate declines in the prior quarter, partially offset by a decrease in the average balance of non-interest bearing deposits. In 2024, the Federal Open Market Committee (“FOMC”) of the Federal Reserve lowered the target range for the federal funds rate three times, resulting in a target range of 4.25% to 4.50% at March 31, 2025. The average rate paid on borrowings decreased 25 basis points to 4.32% in the first quarter of 2025, compared to 4.57% in the preceding quarter, and decreased compared to 4.98% in the first quarter a year ago, primarily due to the decreases in market interest rates. The total cost of funding liabilities decreased five basis points to 1.55% in the first quarter of 2025, compared to 1.60% in the preceding quarter, and increased slightly compared to 1.53% in the first quarter a year ago, due to fluctuations in the deposit costs and a continued decrease in the cost of other borrowings.
A $3.1 million provision for credit losses was recorded in the current quarter (comprised of a $4.5 million provision for credit losses - loans, a $1.4 million recapture of provision for credit losses - unfunded loan commitments and a $10,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $3.0 million provision for credit losses in the prior quarter (comprised of a $3.2 million provision for credit losses - loans, a $203,000 recapture of provision for credit losses - unfunded loan commitments and a $16,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $520,000 provision for credit losses in the first quarter a year ago (comprised of a $1.4 million provision for credit losses - loans, an $887,000 recapture of provision for credit losses - unfunded loan commitments and a $17,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflected loan growth in the construction portfolio and to a lesser extent risk rating migration and qualitative adjustments applied to address economic uncertainty.

BANR - First Quarter 2025 Results
April 16, 2025

Total non-interest income was $19.1 million in the first quarter of 2025, compared to $20.0 million in the preceding quarter and $11.6 million in the first quarter a year ago. The decrease in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $583,000 decrease in mortgage banking operations revenue and a $405,000 decrease in miscellaneous income, primarily due to a gain recognized on the sale of a non-performing loan during the fourth quarter of 2024, partially offset by a $431,000 increase in bank owned life insurance income due to the receipt of death benefit proceeds during the current quarter. The increase in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $4.9 million decrease in the net loss recognized on the sale of securities and a $1.3 million increase in the fair value adjustments on financial instruments carried at fair value during the current quarter.
Mortgage banking operations revenue was $3.1 million in the first quarter of 2025, compared to $3.7 million in the preceding quarter and $2.3 million in the first quarter a year ago. The volume of one- to four-family loans sold during the current quarter decreased compared to the preceding quarter and increased compared to the prior year quarter. While the volume of one- to four-family loans sold increased compared to the prior year quarter, volumes remained low due to reduced refinancing and purchase activity in the current rate environment. The decrease in mortgage banking operations revenue from the preceding quarter reflects a $508,000 gain related to the pooled loan sale of $34.8 million of one- to four-family loans during the fourth quarter of 2024 and a decrease in the market value of our hedge, partially offset by an increase in the pricing of one- to four-family loans sold during the current quarter. Home purchase activity accounted for 84% of one- to four-family mortgage loan originations in the first quarter of 2025, 79% in the preceding quarter and 89% in the first quarter of 2024.
Total non-interest expense was $101.3 million in the first quarter of 2025, compared to $99.5 million in the preceding quarter and $97.6 million in the first quarter of 2024. The increase in non-interest expense for the current quarter compared to the prior quarter reflects a $2.3 million increase in salary and employee benefits, primarily resulting from increased medical premiums expense and payroll tax expense, and an $858,000 decrease in capitalized loan costs, partially offset by a $1.1 million decrease in advertising and marketing expenses, primarily due to decreases in printed media marketing and community development expenses. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects increases in salary and employee benefits and professional and legal expenses. Banner’s efficiency ratio was 63.21% for the first quarter of 2025, compared to 61.95% in the preceding quarter and 67.55% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 62.18% for the first quarter of 2025, compared to 60.74% in the preceding quarter and 63.70% in the year ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets were $16.17 billion at March 31, 2025, down from $16.20 billion at December 31, 2024 and up from $15.52 billion at March 31, 2024. The decrease compared to the prior quarter was primarily due to a decrease in securities and interest-bearing deposits. Securities and interest-bearing deposits held at other banks totaled $3.33 billion at March 31, 2025, compared to $3.40 billion at December 31, 2024 and $3.32 billion at March 31, 2024. The average effective duration of the securities portfolio was approximately 6.5 years at March 31, 2025, compared to 6.6 years at March 31, 2024.
Total loans receivable were $11.44 billion at March 31, 2025, up from $11.35 billion at December 31, 2024 and $10.87 billion at March 31, 2024. Construction, land and land development loans increased 10% to $1.67 billion at March 31, 2025, compared to $1.52 billion at December 31, 2024, and increased 6% compared to $1.57 billion at March 31, 2024. The increase was primarily the result of new loan production and advances, mostly related to multifamily construction projects, which included growth in affordable housing project loans, partially offset by payoffs and transfers to the portfolio upon completion of the construction phase. Commercial real estate loans decreased 1% to $3.84 billion at March 31, 2025, compared to $3.86 billion at December 31, 2024, and increased 6% compared to $3.61 billion at March 31, 2024. The increase from March 31, 2024 was primarily the result of new loan production and the conversion of commercial construction loans to the commercial real estate portfolio upon the completion of the construction phase. Multifamily real estate loans decreased 2% to $877.7 million at March 31, 2025, compared to $894.4 million at December 31, 2024, and increased 8% compared to $809.1 million at March 31, 2024. The increase from March 31, 2024 was primarily the result of the conversion of multifamily construction loans to the multifamily portfolio upon the completion of the construction phase. Commercial business loans decreased 1% to $2.41 billion at March 31, 2025, compared to $2.42 billion at December 31, 2024 and increased 5% compared to $2.29 billion at March 31, 2024, primarily due to new loan production.
Loans held for sale were $24.5 million at March 31, 2025, compared to $32.0 million at December 31, 2024 and $9.4 million at March 31, 2024. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $108.1 million, compared to $153.2 million in the preceding quarter and $65.9 million in the first quarter a year ago. The decrease in loans held for sale compared to the preceding quarter was primarily the result of loan sales exceeding new originations of one- to four- family residential mortgage held for sale loans during the quarter. The increase in loans held for sale compared to the prior year quarter was primarily the result of an increase in the origination of one- to four- family residential mortgage held for sale loans.
Total deposits were $13.59 billion at March 31, 2025, compared to $13.51 billion at December 31, 2024 and $13.16 billion a year ago. Core deposits increased 1% to $12.09 billion at March 31, 2025, compared to $12.01 billion at December 31, 2024, and increased 4% compared to $11.67 billion at March 31, 2024. The increase compared to the preceding and prior year quarters primarily reflects increases in interest-bearing transaction and savings accounts. Core deposits were 89% of total deposits at March 31, 2025, December 31, 2024 and March 31, 2024. Certificates of deposit were $1.50 billion at both March 31, 2025 and December 31, 2024, and increased 1% from $1.49 billion a year earlier. The increase during the current quarter compared to the first quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposit, partially offset by a $32.2 million decrease in brokered deposits.
FHLB advances were $168.0 million at March 31, 2025, compared to $290.0 million at December 31, 2024 and $52.0 million a year ago. At March 31, 2025, off-balance sheet liquidity included additional borrowing capacity of $3.14 billion at the FHLB and $1.65 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.

BANR - First Quarter 2025 Results
April 16, 2025

At March 31, 2025, total common shareholders’ equity was $1.83 billion or 11.34% of total assets, compared to $1.77 billion or 10.95% of total assets at December 31, 2024, and $1.66 billion or 10.73% of total assets at March 31, 2024. The increase at March 31, 2025 compared to December 31, 2024 was due to a decrease in accumulated other comprehensive loss of $29.3 million as the result of an increase in the fair value of the security portfolio and a $28.3 million increase in retained earnings as a result of $45.1 million in net income, partially offset by the accrual of $16.8 million of cash dividends during the first quarter of 2025. At March 31, 2025, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.46 billion, or 9.23% of tangible assets, compared to $1.40 billion, or 8.84% of tangible assets, at December 31, 2024, and $1.29 billion, or 8.50% of tangible assets, a year ago. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At March 31, 2025, Banner’s estimated common equity Tier 1 capital ratio was 12.60%, its estimated Tier 1 leverage capital to average assets ratio was 11.22%, and its estimated total capital to risk-weighted assets ratio was 15.23%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $157.3 million, or 1.38% of total loans receivable and 404% of non-performing loans, at March 31, 2025, compared to $155.5 million, or 1.37% of total loans receivable and 421% of non-performing loans, at December 31, 2024, and $151.1 million, or 1.39% of total loans receivable and 513% of non-performing loans, at March 31, 2024. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $12.2 million at March 31, 2025, compared to $13.6 million at December 31, 2024, and $13.6 million at March 31, 2024. Net loan charge-offs totaled $2.7 million in the first quarter of 2025, compared to net loan charge-offs of $2.3 million in the preceding quarter and net loan recoveries of $73,000 in the first quarter a year ago. Non-performing loans were $39.0 million at March 31, 2025, compared to $37.0 million at December 31, 2024, and $29.5 million a year ago. Substandard loans were $197.8 million as of March 31, 2025, compared to $192.5 million as of December 31, 2024 and $116.1 million a year ago. Total non-performing assets were $42.7 million, or 0.26% of total assets, at March 31, 2025, compared to $39.6 million, or 0.24% of total assets, at December 31, 2024, and $29.9 million, or 0.19% of total assets, a year ago.

Conference Call
Banner will host a conference call on Thursday April 17, 2025, at 8:00 a.m. PDT, to discuss its first quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 881889 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.17 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - First Quarter 2025 Results
April 16, 2025

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth, or increased political instability; (2) changes in the interest rate environment, including increases or decreases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such interest rate levels are maintained, which could affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) expectations regarding key growth initiatives and strategic priorities; (7) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (8) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (9) competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on Banner’s market position, loan, and deposit products; (10) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (11) fluctuations in real estate values; (12) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (13) the ability to access cost-effective funding; (14) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (15) changes in financial markets; (16) the costs, effects and outcomes of litigation; (17) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (18) the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors including, but not limited to, our agriculture based lending; (19) changes in accounting principles, policies or guidelines; (20) future acquisitions by Banner of other depository institutions or lines of business, and associated risks of goodwill impairment due to changes in Banner’s business or market conditions; (21) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (22) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (23) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - First Quarter 2025 Results
April 16, 2025

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
INTEREST INCOME:
Loans receivable	$168,677	$169,586	$156,475
Mortgage-backed securities	15,744	16,086	16,934
Securities and cash equivalents	9,447	10,764	11,279
Total interest income	193,868	196,436	184,688
INTEREST EXPENSE:
Deposits	48,737	52,217	44,613
Federal Home Loan Bank (FHLB) advances	860	85	2,972
Other borrowings	694	817	1,175
Subordinated debt	2,494	2,781	2,969
Total interest expense	52,785	55,900	51,729
Net interest income	141,083	140,536	132,959
PROVISION FOR CREDIT LOSSES	3,139	3,000	520
Net interest income after provision for credit losses	137,944	137,536	132,439
NON-INTEREST INCOME:
Deposit fees and other service charges	10,769	11,018	11,022
Mortgage banking operations	3,103	3,686	2,335
Bank-owned life insurance	2,575	2,144	2,237
Miscellaneous	2,346	2,751	1,892
	18,793	19,599	17,486
Net gain (loss) on sale of securities	—	275	(4,903)
Net change in valuation of financial instruments carried at fair value	315	161	(992)
Total non-interest income	19,108	20,035	11,591
NON-INTEREST EXPENSE:
Salary and employee benefits	64,857	62,523	62,369
Less capitalized loan origination costs	(3,330)	(4,188)	(3,676)
Occupancy and equipment	12,097	12,141	12,462
Information and computer data services	7,628	7,471	7,320
Payment and card processing services	5,750	5,771	5,710
Professional and legal expenses	2,430	3,025	1,530
Advertising and marketing	590	1,711	1,079
Deposit insurance	2,797	2,857	2,809
State and municipal business and use taxes	1,454	1,518	1,304
Real estate operations, net	(61)	113	(220)
Amortization of core deposit intangibles	456	589	723
Miscellaneous	6,591	5,947	6,231
Total non-interest expense	101,259	99,478	97,641
Income before provision for income taxes	55,793	58,093	46,389
PROVISION FOR INCOME TAXES	10,658	11,702	8,830
NET INCOME	$45,135	$46,391	$37,559
Earnings per common share:
Basic	$1.31	$1.34	$1.09
Diluted	$1.30	$1.34	$1.09
Cumulative dividends declared per common share	$0.48	$0.48	$0.48
Weighted average number of common shares outstanding:
Basic	34,509,815	34,501,016	34,391,564
Diluted	34,778,687	34,743,024	34,521,105
Increase in common shares outstanding	30,140	3,144	46,852

BANR - First Quarter 2025 Results
April 16, 2025

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$213,574	$203,402	$168,427	5%	27%
Interest-bearing deposits	228,371	298,456	40,849	(23)%	459%
Total cash and cash equivalents	441,945	501,858	209,276	(12)%	111%
Securities - available for sale, amortized cost $2,426,395, $2,460,262, and $2,617,986, respectively	2,108,945	2,104,511	2,244,939	—%	(6)%
Securities - held to maturity, fair value $819,261, $825,528, and $869,097, respectively	991,796	1,001,564	1,038,312	(1)%	(4)%
Total securities	3,100,741	3,106,075	3,283,251	—%	(6)%
FHLB stock	17,286	22,451	11,741	(23)%	47%
Loans held for sale	24,536	32,021	9,357	(23)%	162%
Loans receivable	11,438,796	11,354,656	10,869,096	1%	5%
Allowance for credit losses – loans	(157,323)	(155,521)	(151,140)	1%	4%
Net loans receivable	11,281,473	11,199,135	10,717,956	1%	5%
Accrued interest receivable	63,987	60,885	66,124	5%	(3)%
Property and equipment, net	119,649	124,589	129,889	(4)%	(8)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	2,602	3,058	4,961	(15)%	(48)%
Bank-owned life insurance	313,942	312,549	306,600	—%	2%
Operating lease right-of-use assets	37,134	39,998	40,834	(7)%	(9)%
Other assets	394,396	424,297	365,169	(7)%	8%
Total assets	$16,170,812	$16,200,037	$15,518,279	—%	4%
LIABILITIES
Deposits:
Non-interest-bearing	$4,571,598	$4,591,543	$4,699,553	—%	(3)%
Interest-bearing transaction and savings accounts	7,517,617	7,423,183	6,973,338	1%	8%
Interest-bearing certificates	1,504,050	1,499,672	1,485,880	—%	1%
Total deposits	13,593,265	13,514,398	13,158,771	1%	3%
Advances from FHLB	168,000	290,000	52,000	(42)%	223%
Other borrowings	130,588	125,257	183,341	4%	(29)%
Subordinated notes, net	80,389	80,278	89,456	—%	(10)%
Junior subordinated debentures at fair value	67,711	67,477	66,586	—%	2%
Operating lease liabilities	40,466	43,472	45,524	(7)%	(11)%
Accrued expenses and other liabilities	210,771	258,070	211,578	(18)%	—%
Deferred compensation	46,169	46,759	46,515	(1)%	(1)%
Total liabilities	14,337,359	14,425,711	13,853,771	(1)%	3%
SHAREHOLDERS’ EQUITY
Common stock	1,308,967	1,307,509	1,300,969	—%	1%
Retained earnings	772,412	744,091	663,021	4%	16%
Accumulated other comprehensive loss	(247,926)	(277,274)	(299,482)	(11)%	(17)%
Total shareholders’ equity	1,833,453	1,774,326	1,664,508	3%	10%
Total liabilities and shareholders’ equity	$16,170,812	$16,200,037	$15,518,279	—%	4%
Common Shares Issued:
Shares outstanding at end of period	34,489,972	34,459,832	34,395,221
Common shareholders’ equity per share (1)	$53.16	$51.49	$48.39
Common shareholders’ tangible equity per share (1) (2)	$42.27	$40.57	$37.40
Common shareholders’ equity to total assets	11.34%	10.95%	10.73%
Common shareholders’ tangible equity to tangible assets (2)	9.23%	8.84%	8.50%
Consolidated Tier 1 leverage capital ratio	11.22%	11.05%	10.71%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOANS				Percentage Change
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Prior Qtr	Prior Yr Qtr
Commercial real estate (CRE):
Owner-occupied	$1,020,829	$1,027,426	$905,063	(1)%	13%
Investment properties	1,598,387	1,623,672	1,544,885	(2)%	3%
Small balance CRE	1,217,458	1,213,792	1,159,355	—%	5%
Multifamily real estate	877,716	894,425	809,101	(2)%	8%
Construction, land and land development:
Commercial construction	146,467	122,362	158,011	20%	(7)%
Multifamily construction	618,942	513,706	573,014	20%	8%
One- to four-family construction	504,265	514,220	495,931	(2)%	2%
Land and land development	396,009	369,663	344,563	7%	15%
Commercial business:
Commercial business	1,283,754	1,318,333	1,262,716	(3)%	2%
Small business scored	1,122,550	1,104,117	1,028,067	2%	9%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	334,899	340,280	317,958	(2)%	5%
One- to four-family residential	1,600,283	1,591,260	1,566,834	1%	2%
Consumer:
Consumer—home equity revolving lines of credit	620,483	625,680	597,060	(1)%	4%
Consumer—other	96,754	95,720	106,538	1%	(9)%
Total loans receivable	$11,438,796	$11,354,656	$10,869,096	1%	5%
Loans 30 - 89 days past due and on accrual	$37,339	$26,824	$19,649
Total delinquent loans (including loans on non-accrual), net	$71,927	$55,432	$39,429
Total delinquent loans / Total loans receivable	0.63%	0.49%	0.36%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2025		Dec 31, 2024	Mar 31, 2024	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount
Washington	$5,260,906	46%	$5,245,886	$5,091,912	—%	3%
California	2,927,835	26%	2,861,435	2,687,114	2%	9%
Oregon	2,122,953	18%	2,113,229	2,013,453	—%	5%
Idaho	665,625	6%	665,158	613,155	—%	9%
Utah	88,858	1%	82,459	72,652	8%	22%
Other	372,619	3%	386,489	390,810	(4)%	(5)%
Total loans receivable	$11,438,796	100%	$11,354,656	$10,869,096	1%	5%

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Commercial real estate	$37,041	$124,554	$67,362
Multifamily real estate	9,555	3,120	385
Construction and land	287,565	303,345	437,273
Commercial business	103,739	250,515	154,715
Agricultural business	12,765	17,177	34,406
One-to four-family residential	5,139	29,531	17,568
Consumer	80,030	73,791	66,145
Total loan originations (excluding loans held for sale)	$535,834	$802,033	$777,854

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Quarters Ended
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Balance, beginning of period	$155,521	$154,585	$149,643
Provision for credit losses – loans	4,549	3,219	1,424
Recoveries of loans previously charged off:
Commercial real estate	57	1,215	1,389
One- to four-family real estate	188	124	16
Commercial business	557	245	781
Agricultural business, including secured by farmland	10	2	106
Consumer	119	164	159
	931	1,750	2,451
Loans charged off:
Commercial real estate	—	(4)	—
Construction and land	—	(5)	—
One- to four-family real estate	(13)	—	—
Commercial business	(3,301)	(3,595)	(1,809)
Consumer	(364)	(429)	(569)
	(3,678)	(4,033)	(2,378)
Net charge-offs	(2,747)	(2,283)	73
Balance, end of period	$157,323	$155,521	$151,140
Net (charge-offs) recoveries / Average loans receivable	(0.024)%	(0.020)%	0.001%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Commercial real estate	$40,076	$40,830	$43,555
Multifamily real estate	10,109	10,308	9,293
Construction and land	32,042	29,038	28,908
One- to four-family real estate	20,752	20,807	20,432
Commercial business	38,665	38,611	35,544
Agricultural business, including secured by farmland	5,641	5,727	3,890
Consumer	10,038	10,200	9,518
Total allowance for credit losses – loans	$157,323	$155,521	$151,140
Allowance for credit losses - loans / Total loans receivable	1.38%	1.37%	1.39%
Allowance for credit losses - loans / Non-performing loans	404%	421%	513%

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Quarters Ended
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Balance, beginning of period	$13,562	$13,765	$14,484
Recapture of provision for credit losses - unfunded loan commitments	(1,400)	(203)	(887)
Balance, end of period	$12,162	$13,562	$13,597

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

NON-PERFORMING ASSETS	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,182	$2,186	$2,753
Construction and land	4,359	3,963	5,029
One- to four-family	10,448	10,016	7,750
Commercial business	6,425	7,067	7,355
Agricultural business, including secured by farmland	10,301	8,485	2,496
Consumer	4,874	4,835	3,411
	38,589	36,552	28,794
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Construction and land	—	—	286
One- to four-family	9	369	409
Commercial business	206	—	—
Consumer	155	35	—
	370	404	695
Total non-performing loans	38,959	36,956	29,489
REO	3,468	2,367	448
Other repossessed assets	300	300	—
Total non-performing assets	$42,727	$39,623	$29,937
Total non-performing assets to total assets	0.26%	0.24%	0.19%

LOANS BY CREDIT RISK RATING	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Pass	$11,207,852	$11,118,744	$10,731,015
Special Mention	33,133	43,451	22,029
Substandard	197,811	192,461	116,052
Total	$11,438,796	$11,354,656	$10,869,096

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,571,598	$4,591,543	$4,699,553	—%	(3)%
Interest-bearing checking	2,431,279	2,393,864	2,112,799	2%	15%
Regular savings accounts	3,542,005	3,478,423	3,171,933	2%	12%
Money market accounts	1,544,333	1,550,896	1,688,606	—%	(9)%
Total interest-bearing transaction and savings accounts	7,517,617	7,423,183	6,973,338	1%	8%
Total core deposits	12,089,215	12,014,726	11,672,891	1%	4%
Interest-bearing certificates	1,504,050	1,499,672	1,485,880	—%	1%
Total deposits	$13,593,265	$13,514,398	$13,158,771	1%	3%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Mar 31, 2025		Dec 31, 2024	Mar 31, 2024	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,394,201	54%	$7,441,413	$7,258,785	(1)%	2%
Oregon	3,045,078	22%	2,981,327	2,914,605	2%	4%
California	2,463,012	18%	2,392,573	2,316,515	3%	6%
Idaho	690,974	5%	699,085	668,866	(1)%	3%
Total deposits	$13,593,265	100%	$13,514,398	$13,158,771	1%	3%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Public non-interest-bearing accounts	$146,390	$165,667	$140,477
Public interest-bearing transaction & savings accounts	239,707	248,746	251,161
Public interest-bearing certificates	24,226	25,423	28,821
Total public deposits	$410,323	$439,836	$420,459
Collateralized public deposits	$313,445	$336,376	$316,554
Total brokered deposits	$75,321	$50,346	$107,527

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Number of deposit accounts	453,808	460,004	461,399
Average account balance per account	$30	$30	$29

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2025	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$2,052,497	15.23%	$1,078,147	8.00%	$1,347,684	10.00%
Tier 1 capital to risk-weighted assets	1,784,020	13.24%	808,610	6.00%	808,610	6.00%
Tier 1 leverage capital to average assets	1,784,020	11.22%	636,113	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,697,520	12.60%	606,458	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,911,810	14.16%	1,079,945	8.00%	1,349,932	10.00%
Tier 1 capital to risk-weighted assets	1,743,056	12.91%	809,959	6.00%	1,079,945	8.00%
Tier 1 leverage capital to average assets	1,743,056	10.95%	636,570	4.00%	795,713	5.00%
Common equity tier 1 capital to risk-weighted assets	1,743,056	12.91%	607,469	4.50%	877,456	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Mar 31, 2025			Dec 31, 2024			Mar 31, 2024
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$22,457	$357	6.45%	$61,585	$1,049	6.78%	$9,939	$167	6.76%
Mortgage loans	9,366,213	137,724	5.96%	9,267,076	136,831	5.87%	8,892,561	125,284	5.67%
Commercial/agricultural loans	1,907,212	30,752	6.54%	1,900,337	31,873	6.67%	1,830,095	30,847	6.78%
Consumer and other loans	121,492	2,092	6.98%	124,726	2,078	6.63%	133,854	2,196	6.60%
Total loans (1)	11,417,374	170,925	6.07%	11,353,724	171,831	6.02%	10,866,449	158,494	5.87%
Mortgage-backed securities	2,542,983	15,895	2.53%	2,576,908	16,228	2.51%	2,728,640	17,076	2.52%
Other securities	902,732	9,687	4.35%	919,742	10,281	4.45%	984,639	11,501	4.70%
Interest-bearing deposits with banks	65,758	484	2.99%	107,404	1,043	3.86%	45,264	459	4.08%
FHLB stock	12,804	149	4.72%	9,887	316	12.71%	19,073	209	4.41%
Total investment securities	3,524,277	26,215	3.02%	3,613,941	27,868	3.07%	3,777,616	29,245	3.11%
Total interest-earning assets	14,941,651	197,140	5.35%	14,967,665	199,699	5.31%	14,644,065	187,739	5.16%
Non-interest-earning assets	1,006,497			1,016,366			943,725
Total assets	$15,948,148			$15,984,031			$15,587,790
Deposits:
Interest-bearing checking accounts	$2,381,106	8,537	1.45%	$2,377,179	9,279	1.55%	$2,104,242	6,716	1.28%
Savings accounts	3,450,908	18,103	2.13%	3,441,196	19,447	2.25%	3,066,448	15,279	2.00%
Money market accounts	1,555,262	7,860	2.05%	1,584,092	8,510	2.14%	1,674,159	8,388	2.02%
Certificates of deposit	1,531,428	14,237	3.77%	1,513,966	14,981	3.94%	1,500,429	14,230	3.81%
Total interest-bearing deposits	8,918,704	48,737	2.22%	8,916,433	52,217	2.33%	8,345,278	44,613	2.15%
Non-interest-bearing deposits	4,526,596	—	—%	4,640,557	—	—%	4,711,922	—	—%
Total deposits	13,445,300	48,737	1.47%	13,556,990	52,217	1.53%	13,057,200	44,613	1.37%
Other interest-bearing liabilities:
FHLB advances	75,300	860	4.63%	7,522	85	4.50%	212,989	2,972	5.61%
Other borrowings	134,761	694	2.09%	143,097	817	2.27%	180,692	1,175	2.62%
Junior subordinated debentures and subordinated notes	169,678	2,494	5.96%	169,678	2,781	6.52%	181,579	2,969	6.58%
Total borrowings	379,739	4,048	4.32%	320,297	3,683	4.57%	575,260	7,116	4.98%
Total funding liabilities	13,825,039	52,785	1.55%	13,877,287	55,900	1.60%	13,632,460	51,729	1.53%
Other non-interest-bearing liabilities (2)	324,031			324,447			303,412
Total liabilities	14,149,070			14,201,734			13,935,872
Shareholders’ equity	1,799,078			1,782,297			1,651,918
Total liabilities and shareholders’ equity	$15,948,148			$15,984,031			$15,587,790
Net interest income/rate spread (tax equivalent)		$144,355	3.80%		$143,799	3.71%		$136,010	3.63%
Net interest margin (tax equivalent)			3.92%			3.82%			3.74%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,272)			(3,263)			(3,051)
Net interest income and margin, as reported		$141,083	3.83%		$140,536	3.74%		$132,959	3.65%
Additional Key Financial Ratios:
Return on average assets			1.15%			1.15%			0.97%
Adjusted return on average assets (4)			1.14%			1.15%			1.08%
Return on average equity			10.17%			10.35%			9.14%
Adjusted return on average equity (4)			10.12%			10.28%			10.24%
Average equity/average assets			11.28%			11.15%			10.60%
Average interest-earning assets/average interest-bearing liabilities			160.69%			162.05%			164.16%
Average interest-earning assets/average funding liabilities			108.08%			107.86%			107.42%
Non-interest income/average assets			0.49%			0.50%			0.30%
Non-interest expense/average assets			2.57%			2.48%			2.52%
Efficiency ratio			63.21%			61.95%			67.55%
Adjusted efficiency ratio (4)			62.18%			60.74%			63.70%

(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.2 million for both the quarters ended March 31, 2025 and December 31, 2024, and $2.0 million for the quarter ended March 31, 2024. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million for each of the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Net interest income (GAAP)	$141,083	$140,536	$132,959
Non-interest income (GAAP)	19,108	20,035	11,591
Total revenue (GAAP)	160,191	160,571	144,550
Exclude: Net (gain) loss on sale of securities	—	(275)	4,903
Net change in valuation of financial instruments carried at fair value	(315)	(161)	992
Adjusted revenue (non-GAAP)	$159,876	$160,135	$150,445

ADJUSTED EARNINGS	Quarters Ended
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Net income (GAAP)	$45,135	$46,391	$37,559
Exclude: Net (gain) loss on sale of securities	—	(275)	4,903
Net change in valuation of financial instruments carried at fair value	(315)	(161)	992
Related net tax expense (benefit)	76	105	(1,415)
Total adjusted earnings (non-GAAP)	$44,896	$46,060	$42,039

Diluted earnings per share (GAAP)	$1.30	$1.34	$1.09
Diluted adjusted earnings per share (non-GAAP)	$1.29	$1.33	$1.22
Return on average assets	1.15%	1.15%	0.97%
Adjusted return on average assets (1)	1.14%	1.15%	1.08%
Return on average equity	10.17%	10.35%	9.14%
Adjusted return on average equity (2)	10.12%	10.28%	10.24%

(1)Adjusted earnings (non-GAAP) divided by average assets.
(2)Adjusted earnings (non-GAAP) divided by average equity.

BANR - First Quarter 2025 Results
April 16, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Non-interest expense (GAAP)	$101,259	$99,478	$97,641
Exclude: CDI amortization	(456)	(589)	(723)
State/municipal tax expense	(1,454)	(1,518)	(1,304)
REO operations	61	(113)	220
Adjusted non-interest expense (non-GAAP)	$99,410	$97,258	$95,834

Net interest income (GAAP)	$141,083	$140,536	$132,959
Non-interest income (GAAP)	19,108	20,035	11,591
Total revenue (GAAP)	160,191	160,571	144,550
Exclude: Net (gain) loss on sale of securities	—	(275)	4,903
Net change in valuation of financial instruments carried at fair value	(315)	(161)	992
Adjusted revenue (non-GAAP)	$159,876	$160,135	$150,445

Efficiency ratio (GAAP)	63.21%	61.95%	67.55%
Adjusted efficiency ratio (non-GAAP) (1)	62.18%	60.74%	63.70%

(1)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Shareholders’ equity (GAAP)	$1,833,453	$1,774,326	$1,664,508
Exclude goodwill and other intangible assets, net	375,723	376,179	378,082
Tangible common shareholders’ equity (non-GAAP)	$1,457,730	$1,398,147	$1,286,426

Total assets (GAAP)	$16,170,812	$16,200,037	$15,518,279
Exclude goodwill and other intangible assets, net	375,723	376,179	378,082
Total tangible assets (non-GAAP)	$15,795,089	$15,823,858	$15,140,197
Common shareholders’ equity to total assets (GAAP)	11.34%	10.95%	10.73%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	9.23%	8.84%	8.50%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,833,453	$1,774,326	$1,664,508
Tangible common shareholders’ equity (non-GAAP)	$1,457,730	$1,398,147	$1,286,426
Common shares outstanding at end of period	34,489,972	34,459,832	34,395,221
Common shareholders’ equity (book value) per share (GAAP)	$53.16	$51.49	$48.39
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$42.27	$40.57	$37.40